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                                                                    Exhibit 99.4

                              LIFEMINDERS.COM, INC.
                   ASSUMPTION AGREEMENT FOR PREVIOUSLY GRANTED
                             STOCK OPTIONS UNDER THE
                     WITI CORPORATION 1996 STOCK OPTION PLAN

         LIFEMINDERS.COM, INC., a Delaware corporation ("LifeMinders"), hereby assumes the options (the "Assumed Options") for common stock of WITI Corporation ("WITI") previously granted to _____________ (the "Optionee") pursuant to the Stock Option Agreement(s) dated ______________________________________ (the
"Option Agreement(s)") under the WITI Corporation 1996 Stock Option Plan (the "1996 WITI Plan"). This assumption is made in connection with the merger of WITI Acquisition Corp into WITI and WITI becoming a wholly owned subsidiary of LifeMinders pursuant to the Agreement and Plan of Merger dated March 29, 2000 by and among, among other parties, LifeMinders and WITI (the "Merger Agreement") .

         LifeMinders assumes all rights and obligations of WITI under the terms of the Option Agreement. The terms of the Substitute Options shall be as provided in the 1996 WITI Plan and the Option Agreement(s) with the following changes:

1. "Options", "Shares" and "Common Stock" shall mean options for and shares of common stock of LifeMinders, par value $.01 per share.

2. The number of shares/options of LifeMinders common stock subject to this Assumed Option shall be the number of shares/options specified in each Option Agreement adjusted as provided in Section 6.14 of the Merger Agreement; provided that if the conversion ratio with respect to each Option Agreement results in a fractional share of LifeMinders common stock, then the number of shares/options subject to this Assumed Option with respect to each Option Agreement shall be further adjusted downwards to the nearest whole number.

3. The exercise price of the options specified in each Option Agreement grant shall be adjusted as provided in Section 6.14 of the Merger Agreement; provided that if the conversion ratio results in an aggregate exercise price that requires the payment of a fraction of a cent at the time of exercise of options for one or more shares (with the exercise price considered in the aggregate for all options being exercised), then the aggregate exercise price for such shares shall be further adjusted upwards to the nearest whole cent.

4. Employment by either LifeMinders or WITI shall constitute service or employment for purposes of the Option Agreement.

By signing below, Optionee agrees to be bound by the terms of the 1996 WITI Plan, the Option Agreement(s) and this Assumption Agreement.

                                                LIFEMINDERS.COM, INC.,
                                                a Delaware corporation



                                               By:
---------------------------------              ---------------------------------
_________________, Optionholder                Name: